                                    AGREEMENT


         This agreement ("EDS/Newco Agreement"), dated as of August 5, 1996, is among Electronic Data Systems Corporation and EDS Technical Products Corporation (collectively, "EDS") and Ascent Entertainment Group ("Ascent") and On Command Video Corporation ("OCV"; collectively, the "Ascent Parties").

         RECITALS:

         A. SpectraVision, Inc. (for itself and its subsidiaries, including without limitation Spectradyne, Inc.; collectively, the "Debtors") and EDS are parties to the Phase 1 Information Technology Services Agreement, Phase 2 Information Technology Product and Services Agreement, and PCFM Agreement, as modified and amended (the "EDS Contracts"). Addendum No. 4 to the Phase 1 Agreement, Addendum No. 2 to the Phase 2 Agreement and the PCFM (collectively, the "Equipment Leases") set forth the terms of the leases of the Equipment (the "Leased Equipment") supplied under the EDS Contracts. The Leased Equipment has been, or is, installed at Debtors' pay-per-view sites in three basic configurations (each configuration, a "Leased Configuration"). The Leased Configurations consist of either (i) a satellite antenna, grounding kit, antenna and IFL cable, LNB's, power kit, eight (8) IRD's and DEU's, modulators, and related equipment and wiring ("Phase 1 Configuration"), (ii) an IRD, DEU and a Phase 2 digital server ("Phase 2 Configuration"), or (iii) two IRD's, DEU's and two Phase 2 servers (Phase 2-72 Hard Drive Configuration). Generally, each Phase 1 Configuration site has a personal computer ("PC") provided under the PCFM and, generally, each Phase 2 or Phase 2-72 Hard Drive Configuration site has a Phase 1 Configuration installed.



AGREEMENT

         B. On June 8, 1995 the Debtors filed voluntary Chapter 11 Petitions in In re SpectraVision, Inc., SPI Newco, Inc., Spectradyne, Inc., Spectradyne International, Inc., Kalevision Systems, Inc. - USA, Debtors, (the "Case"), pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") as Case No. 95-659 (PJW) (Jointly Administered).

         C. The EDS Contracts consist of executory contracts and unexpired leases which have not been assumed or rejected by the Debtors.

         D. By order dated February 1, 1996, the Bankruptcy Court approved the EDS/SVN Term Sheet (the "EDS/SVN Term Sheet"), a copy of which is attached hereto as Exhibit "A".

         E. On April 19, 1996, the Ascent Parties, the Debtors and the Creditors' Committee executed an agreement (the "Newco Agreement") and addendum (the "Addendum") which set forth the terms and conditions under which substantially all of the Debtors' assets will be acquired by an entity ("Newco") to be formed by the Ascent Parties pursuant to a plan of reorganization.

         F. On June 21, 1996, the Debtors filed Debtors' Joint Plan of Reorganization (as it may be amended, modified or supplemented, the "Plan") and proposed Disclosure Statement.

         G. On August __, 1996, the Ascent Parties, the Debtors and the Creditors' Committee executed an agreement ("Acquisition Agreement") which sets forth the terms and conditions under which the Plan shall provide for substantially all of the Debtors' assets to be transferred to Spectradyne, Inc. (following consummation of the transactions contemplated by the Plan and the Acquisition Agreement, "New Spectradyne") and for all outstanding stock of New Spectradyne to be contemporaneously acquired by Newco free and clear of all liens, claims and encumbrances.

         H. Under the Newco Agreement and the Acquisition Agreement, the Ascent Parties may direct the Debtors to move pursuant to the Plan to assume and assign to Newco or New Spectradyne the EDS Contracts. The Ascent Parties have determined that because of the obligations that would be assumed by New Spectradyne and the cure amounts necessary to allow



AGREEMENT
the Debtors to assume and assign the EDS Contracts, the Ascent Parties will not direct the Debtors to assume the EDS Contracts. The Debtors have stated that unless the Ascent Parties directed the Debtors to assume the EDS Contracts (in which event under the Newco Agreement and the Acquisition Agreement, New Spectradyne and Newco would be responsible for the payment of any cure amounts), the Debtors would reject the EDS Contracts.

         I. In order to effectuate the transactions contemplated in the Newco Agreement and the Acquisition Agreement, the Ascent Parties determined that it would be advantageous for New Spectradyne to receive EDS services, technology and leased equipment in order for New Spectradyne to provide satellite transmitted digital pay-per-view content to hotel customers and their guests.

         J. In connection with the transactions contemplated by the Newco Agreement and the Acquisition Agreement, under the Addendum, the Ascent Parties obtained the right to direct the Debtors and the Creditors' Committee to provide releases of any affirmative claims that the Debtors or the Debtors' estates may have against EDS in the event the Ascent Parties determined that such releases are in the best interests of Newco. EDS has determined that one of the conditions to any agreement under which EDS would provide services, technology or leased equipment to Newco or New Spectradyne is obtaining such a release. Therefore, the Ascent Parties have determined that the releases as provided for in this EDS/Newco Agreement are in the best interests of Newco.

         K. In order to effectuate the transactions contemplated in the Newco Agreement and the Acquisition Agreement, the Ascent Parties desire New Spectradyne enter into an agreement, to be effective on the Effective Date, with EDS on substantially the terms and conditions set forth in this EDS/Newco Agreement, for which agreement, Newco and OCV will become co-obligors with New Spectradyne.

         L. EDS' cooperation in entering into this EDS/Newco Agreement to provide continuing services and use of leased equipment at reduced rates has substantially contributed to the Debtors' reorganization under the Plan.



AGREEMENT

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this EDS/Newco Agreement and the representations, warranties, covenants and agreements contained herein, the Ascent Parties and EDS agree as follows:

         I. PLAN MODIFICATION. The Ascent Parties shall promptly cause the Plan to be modified (the "Plan Modifications") as follows:

                  A. REJECTION OF EDS CONTRACTS. On the Effective Date, the EDS Contracts shall be rejected by Spectradyne, and all restrictions on competition or providing services or technology to third parties under the EDS Contracts shall terminate.

                  B. CAC, TAC AND FMS LEASE. The post-petition lease(s) authorized by the EDS/SVN Term Sheet shall be assumed by New Spectradyne in the Plan and shall remain in full force and effect. On the Effective Date, Newco and OCV shall become co-obligors with New Spectradyne on said post-petition leases.

                  C. ALLOWED ADMINISTRATIVE EXPENSES. All unpaid administrative expense claims set forth in the EDS/SVN Term Sheet as though extended to the Effective Date shall be assumed by New Spectradyne in the Plan and shall be paid as provided therein. On the Effective Date, Newco and OCV shall become co-obligors with New Spectradyne on all unpaid administrative expense claims set forth in the EDS/SVN Term Sheet. The unpaid administrative expense claims assumed by New Spectradyne, and by Newco and OCV, as co-obligors of Spectradyne, pursuant to Sections 3.A and 4 of the EDS/SVN Term Sheet for services rendered or use of leased equipment (excluding DGC Maintenance) for the period from October 1, 1996 through the earlier of the Effective Date or October 31, 1996 shall be equal to $900,000 minus any payments actually made by the Debtors for Network Services (including Transponder but excluding DGC Maintenance) rendered or leased equipment used during the month of October 1996, divided by 31, multiplied by the number of days in said period. Other than as set forth in the preceding sentence, Newco and OCV shall not be entitled to any credits for obligations arising after the Effective Date for payments made by the Debtors for Network Services (including Transponder) rendered and leased equipment used during the month of October 1996.


AGREEMENT

                  D. RELEASE.

                     1. The Plan shall provide that on the Effective Date, the Debtors and the Debtors' estates (collectively, the "Releasors"), unconditionally release, discharge, and acquit EDS, its subsidiaries and affiliates, their past, present and future officers, directors, agents, servants, employees, attorneys, subcontractors, representatives, successors and assigns (the "EDS Released Parties") of and from any and all claims, obligations, liabilities, causes of action, damages and theories or rights of recovery whatsoever (including those arising under the Bankruptcy Code), known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Releasors may have had, now have, or in the future may have for (x) affirmative relief, including, without limitation, damages (direct, indirect, consequential, actual or punitive), refunds, turnover, disgorgement, avoidance actions (including all rights or remedies under Chapter 5 of title 11 of the United States Code or other applicable law), (y) affirmative relief asserting ownership by any person or entity other than EDS of the Leased Equipment or the EDS Software, or (z) equitable actions for an accounting or to establish that any monies paid by Debtors to EDS or that the Leased Equipment or the EDS Software is subject to a constructive, statutory, equitable, express or implied, trust in favor of the Debtors, the Debtors' estates or any third parties (collectively, the "EDS Released Claims"). Without limiting the foregoing, the EDS Released Claims include those arising from, relating to, or connected with:

                        (a)  Any of the Debtors or the Debtors' estates;

                        (b) The EDS Contracts or the EDS/SVN Term Sheet, including failure to perform any obligation thereunder;

                        (c) Any (i) action or inaction; (ii) statement, mis-statement or omission; or (iii) representation or warranty (whether willful, malicious, intentional or negligent) by the EDS Released Parties in any way arising from, related to, or connected with, any service, labor, advice, technology, software, product, or equipment provided or furnished by or through



AGREEMENT
the EDS Released Parties to, or used or relied on by, the Debtors, the Debtors' estates, or any third-party;

                        (d) Any (i) action or inaction; (ii) statement, mis-statement or omission; or (iii) representation or warranty (whether willful, malicious, intentional or negligent) by the EDS Released Parties made in connection with, or relied on by any person or entity in, (x) entering into or modifying the EDS Contracts, (y) taking or not taking any action with respect thereto, or (z) the purchase or sale of any security of the Debtors (or their subsidiaries or predecessors);

                        (e) The Leased Equipment or the EDS Software, including any claims by the Releasors, the Debtors (or their domestic or foreign subsidiaries) or the Debtors' estates of an interest in, or ownership of, the Leased Equipment or the EDS Software, or rescission or avoidance of the Equipment Leases; or

                        (f) The allegations contained in the Original Complaint for Declaratory Judgment, Equitable Subordination and Other Relief, on file in the Bankruptcy Court in Adversary Proceeding No. 96-106.

                     2. Unless otherwise provided by Final Order, Debtors and Reorganized SPI retain the right to assert any and all EDS Released Claims referred to in the preceding paragraph I.D.1. above and any facts, circumstances, claims or causes of action relating to the EDS Released Claims for purpose of objection, disallowance, offset or subordination of any Claim which EDS has or may assert in these cases. The Debtors and Reorganized SPI explicitly retain the right to seek and obtain equitable subordination of any Claims asserted in the Reorganization Case by EDS.

         II. EDS/NEW SPECTRADYNE CONTRACTS. Confirmation of the Plan shall constitute the entry into an agreement (the "EDS/New Spectradyne Contracts") among New Spectradyne, Newco, OCV and EDS. The EDS/New Spectradyne Contracts shall contain those terms and conditions of the EDS Contracts which are not otherwise modified by this EDS/Newco Agreement. On the Effective Date, New Spectradyne, with Newco and OCV as co-obligors shall


AGREEMENT
assume and timely discharge and perform all obligations and liabilities under the EDS/New Spectradyne Contracts. Subject to Section V of this EDS/Newco Agreement, for purposes of the EDS/New Spectradyne Contracts, whenever the terms "Spectradyne", "SpectraVision", or "SPI" are used in the EDS Contracts, said terms shall mean New Spectradyne.

        A. AMENDMENTS. The EDS/New Spectradyne Contracts shall contain the same terms as the EDS Contracts, modified and amended as set forth below.

             1. EFFECTIVE DATE: The effective date of the EDS/New Spectradyne Contracts shall be the effective date of the Plan (the "Effective Date"). Nothing herein shall modify or amend the EDS Contracts for any period prior to the Effective Date.

             2. TERM. The EDS/New Spectradyne Contracts shall terminate at the end of the forty-fifth (45th) full calendar month after the Effective Date (the "Termination Date"). Provided, however, that Spectradyne may, by giving not less than 90 days prior written notice to EDS,

                 (a) terminate the EDS/New Spectradyne Contracts at the end of the twenty-first (21st) full calendar month after the Effective Date (the "Early Termination Date"); or (b) terminate the EDS/New Spectradyne Contracts, except for the Equipment Leases. If New Spectradyne exercises this option,

                       (i) EDS shall no longer be obligated to provide, and New Spectradyne shall no longer be obligated to purchase from EDS, Network Services or Transponder;

                       (ii) the monthly charges under the EDS/New Spectradyne Contracts shall be reduced by $400,000; and

                       (iii) New Spectradyne shall remain liable under the Equipment Leases to the extent not transitioned or terminated pursuant to this EDS/Newco Agreement.



AGREEMENT

             3. CHARGES. On the Effective Date, the monthly charges under the EDS/New Spectradyne Contracts for Network Services, Transponder(1), and the Leased Equipment shall be reduced to $700,000 (prorated for any period from the Effective Date until the end of the calendar month), plus encoding charges, as set forth in Section II.A.4.(b), payable on the first day of each month during the remaining term of the EDS/New Spectradyne Contracts.

             4. ADDITIONAL TRANSPONDER POWER AND ENCODING. During the remaining term of the EDS/New Spectradyne Contracts, and if New Spectradyne is in compliance with the terms and conditions of the EDS/New Spectradyne Contracts:

                 (a) New Spectradyne may, by giving not less than 90 days written notice to EDS prior to December 31, 1996, continue to receive the additional 60 watts transponder power for the period from January 1, 1997 through December 31, 1997, (and may give similar notice not less than 90 days prior to the end of each consecutive calendar year thereafter for which EDS may have the right to obtain such additional 60 watts transponder power with no increase in cost to EDS over EDS' 1996 costs) at no additional charge in excess of $700,000 per month as set forth in Section II.A.3. above. EDS agrees to reasonably cooperate with New Spectradyne in obtaining this additional power for the period of January 1, 1998 through the Early Termination Date or such other periods less than a full calendar year as agreed at prices to be negotiated. If New Spectradyne elects not to obtain such power, the transponder power available to New Spectradyne will revert to pre-1995 levels (60 watts) and upon reversion to such lower power level, New Spectradyne shall be entitled to a monthly reduction of $70,000.00 from the transponder charges set forth in Section II.A.3. above.

                 (b) EDS will provide NTSC encoding of DBVOD content to New Spectradyne for $35 per finished minute.

             5. LEASED EQUIPMENT PURCHASE OPTION. Subject to Section II.A.6. and 7., upon the expiration of the EDS/New Spectradyne Contracts, New Spectradyne shall

- -----------------------------
(1) EDS shall provide the additional 60 watts transponder power through December 31, 1996.

AGREEMENT
return all of the Leased Equipment to EDS; provided, however, that if New Spectradyne is in compliance with the terms and conditions of the EDS/New Spectradyne Contracts, upon thirty (30) days prior written notice to EDS, New Spectradyne shall have the option to purchase all of the Leased Equipment (or one or more complete Leased Configurations or one or more PC's) from EDS (a) on the Early Termination Date, (i) with respect to Leased Configurations, at prices to be negotiated that will not exceed the Purchase Price Option Caps set forth on Exhibit "B" for each of the Leased Configurations purchased, and (ii) with respect to the PC's under the PCFM, at the then-current market value of the PC's (assuming delivery to a third-party at New Spectradyne's cost) being purchased that will not exceed the Purchase Price Option Caps set forth in Exhibit "B" for PC's, or (b) on the Termination Date, with respect to Leased Configurations and PC's, at the then-current fair market value (assuming delivery to a third-party at New Spectradyne's cost) of the Leased Equipment that will not exceed the Purchase Price Option Caps set forth in Exhibit "B" for each of the Leased Configurations or PC's purchased.

             6. EARLY TERMINATION OF EQUIPMENT LEASES. Without terminating the EDS/New Spectradyne Contracts, New Spectradyne may, by giving not less than ninety (90) days prior written notice to EDS, terminate the Equipment Leases (as to all of the Leased Equipment or one or more complete Leased Configurations or one or more PC's) at the Early Termination Date and return to EDS all of the Leased Equipment or the complete Leased Configurations or PC's as to which the Equipment Leases have been terminated, subject to the right to purchase under
Section II.A.5. In the event that New Spectradyne terminates all or a portion of the Equipment Leases under this Section II.A.6., for the remaining term of the EDS/New Spectradyne Contracts, New Spectradyne shall pay EDS (i) $400,000 per month for Network Services and Transponder, and (ii) lease payments for all remaining Leased Equipment as determined in the following sentence. In the event that New Spectradyne terminates, transitions to SkyLink America pursuant to
Section II.A.7., or purchases Leased Equipment covered by, the Equipment Leases as to some, but not all of the Leased Configurations or PC's, the monthly lease payments due under the Equipment Leases for the remainder of the Leased


AGREEMENT

Equipment shall be $300,000 less an amount equal to the monthly lease credit ("Monthly Lease Credit") for each of the Leased Configurations or PC's set forth on Exhibit "B" multiplied by the respective number of Leased Configurations or PC's purchased, terminated or transitioned to SkyLink America.

             7. TRANSITION OF LEASED EQUIPMENT TO SKYLINK AMERICA. In the event that (a) New Spectradyne in good faith enters into an agreement with SkyLink America pursuant to which New Spectradyne transfers to SkyLink America one or more Leased Configurations or PC's for use by SkyLink America at site installations being provided pay-per-view services by Debtors on the Effective Date, (b) SkyLink America agrees to execute lease agreements ("SkyLink Leases") with EDS covering such Equipment Configurations or PC's on terms no less favorable than the terms of the Equipment Leases and providing for monthly lease amounts equal to or greater than 120% of the Monthly Lease Credit for each of the Equipment Configurations or PC's leased, and (c) there has been no material adverse change in SkyLink America's financial condition since the Effective Date, then EDS shall enter into the SkyLink Leases from the effective date of the SkyLink Leases through the remaining term of the EDS/New Spectradyne Contracts, and New Spectradyne shall pay EDS (a) $400,000 per month for Network Services and Transponder, and (b) lease payments for all of the Leased Equipment that has not been transitioned to SkyLink America or purchased, or for which the Equipment Leases have not been terminated under this EDS/Newco Agreement.

             8. TRANSITION ACCOMMODATION. EDS and New Spectradyne acknowledge that an orderly transition of services, technology and Leased Equipment may be desirable to New Spectradyne prior to the Early Termination Date, and up to fifteen (15) months thereafter (the "Convenience Period"). In the event New Spectradyne terminates some or all of the Equipment Leases as of the Early Termination Date, New Spectradyne may, by giving not less than thirty (30) days written notice to EDS, begin de-installation of the Leased Equipment or PC's and return same in commercially reasonable lots of Leased Configurations or PC's to EDS beginning no sooner than ninety (90) days after the Effective Date; provided, however, that for a


AGREEMENT
period of one year after the Effective Date, New Spectradyne shall not de-install and return to EDS for credit more than one-half of the Equipment Configurations and PC's. Prior to the Early Termination Date, there shall be no reduction in lease payments for all of the Leased Equipment or PC's, but New Spectradyne shall be entitled to a credit ("Transition Credit") equal to the Monthly Lease Credit for each of the respective Leased Configurations or PC's for each full month remaining from the day that an Equipment Configuration or PC is received by EDS prior to the Early Termination Date. Such credits may be applied only to the Equipment Lease obligations during the Convenience Period. During the Convenience Period, EDS shall continue to provide then-existing Network Services and Transponder, and New Spectradyne shall pay EDS (i) $400,000 per month for such Network Services and Transponder, and (ii) lease payments for all remaining Leased Equipment under the Equipment Leases less the Transition Credit. Payments on such remaining Leased Equipment during the Convenience Period shall be calculated in the same manner as payments on remaining Leased Equipment following partial termination of the Equipment Lease as provided for in the last sentence of Section II.A.6. above, less the Transition Credit. New Spectradyne shall be responsible for all freight and insurance costs incurred in the return of Equipment Configurations or PC's to EDS.

             9. HARDWARE SALES. During the ninety (90) day period after the Effective Date, EDS agrees to sell to New Spectradyne up to 2 of the remaining DGC servers for $25,000 per server. Such sales shall be without warranty or recourse, shall be sold "as is," shall not include maintenance, integration or installation, and shall include the EDS software now used in the delivery of services by EDS to the Debtors under the EDS Contracts.

             10. SOFTWARE. During the term of the DS/New Spectradyne Contracts, New Spectradyne shall be entitled to a non-transferable, non-exclusive, royalty free license to use solely for New Spectradyne's operation of the CDVRO System and Digitally Based Video On Demand System acquired from the Debtors (but not to commercially exploit with or for the benefit of others) all EDS Software now used in the delivery of services by EDS to the Debtors under the EDS Contracts. All such license rights shall be limited to use in


AGREEMENT
equipment purchased from, or leased by, EDS (or any substantially identical equipment now in use by Debtors if acquired from other sources) or now in use by the Debtors. Subject to the foregoing limitations, during the term of the EDS/New Spectradyne Contracts, EDS will reasonably cooperate with New Spectradyne in providing copies of EDS Software for use by New Spectradyne in making enhancements to the EDS Software. All such enhancements shall be owned by, and remain the property of, EDS; provided however, the license to EDS Software as set forth in this Section II.A.10. shall extend to such enhancements. At the Effective Date, with respect to equipment that (i) was purchased from, or leased by, EDS or, (ii) may be sold to New Spectradyne pursuant to Section II.A.9. above, EDS shall waive the Phase 2 License Fee. With respect to equipment purchased by New Spectradyne pursuant to Sections II.A.5 or II.A.9, New Spectradyne shall have a 10 year non-transferable, non-exclusive, royalty free license in all EDS Software resident in such purchased equipment to use solely for New Spectradyne's operation of such purchased equipment .

             11. EXCLUSIVITY AND NON-COMPETITION. New Spectradyne and EDS shall be released and relieved from any and all (a) obligations to use the other as an "exclusive" provider of services, technology or equipment or (b) restrictions on competition or providing services or technology to third parties that may exist under the EDS Contracts or otherwise. Notwithstanding the above, during the twenty-one (21) months following the Effective Date, and only so long as New Spectradyne is in compliance with the EDS/New Spectradyne Contracts, EDS shall not provide Network Services (or similar services or equipment as provided under this Agreement) to LodgeNet Corporation for its use in the hotel industry in North America. Prior to the Effective Date, nothing herein shall be deemed to be a waiver of EDS' right to be exclusive provider of technology and services to the Debtors under the EDS Contracts.

             12. LIMITATION OF LIABILITY. The total aggregate amount of all damages for which EDS may be liable to New Spectradyne, Newco or OCV under
Section 14.4(g) of the Phase 1 Agreement shall be $1 million. The total aggregate amount of all damages for which EDS may be liable to New Spectradyne, Newco or OCV under Section 14.4(h) of the


AGREEMENT

Phase 1 Agreement shall be $2 million. EDS will not be liable to New Spectradyne, Newco or OCV, whether based on an action or claim in contract, equity, tort, negligence, intended conduct or otherwise, or for any amounts representing loss of income, data, profits or savings or indirect, incidental, consequential or punitive damages of the Debtors, New Spectradyne, Newco, OCV or any third-party, and in no event will the amount of damages recoverable against EDS for any and all acts, events or omissions exceed the total dollar amount paid by New Spectradyne, Newco or OCV to EDS for services rendered or equipment used after the Effective Date under the EDS/New Spectradyne Contracts, for the particular service or product that is the subject matter of, or is directly related to, the cause of action upon which recovery is sought. For purposes of this Section I.A.12., the monthly charges under the EDS/New Spectradyne Contracts as set forth in Section I.A.3. shall be allocated as follows: Network Services $150,000; Transponder $250,000; and Equipment Leases $300,000. Inclusion of OCV and Newco in this Section II.A.12 shall not be construed to create any duty, obligation or liability between EDS and OCV and Newco, except as expressly set forth in this EDS/Newco Agreement.

             13. WARRANTIES AND MAINTENANCE. EDS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INTERFERENCE OR INFRINGEMENT, with respect to services provided or equipment sold or leased. EDS shall have no obligation for installation, maintenance, or service under the EDS Contracts.

             14. TRANSPONDER/NETWORK SERVICE OPTION. During the period beginning 6 months after the Effective Date and ending on the earlier of (a) the date on which New Spectradyne discontinues paying for and receiving Network Services and transponder or (b) the Termination Date, if New Spectradyne is in compliance with the terms and conditions of the EDS/New Spectradyne Contracts and this EDS/Newco Agreement, New Spectradyne may, by giving EDS ninety (90) days prior written notice, and subject to AT&T's (or its successor's) written consent, which consent must be obtained prior to the exercise of this option, purchase all of EDS' right, title and interest in the Telestar 401 satellite transponder now used to broadcast


AGREEMENT

Debtors' content for $12 million (the "Purchase Price"). The Purchase Price will be reduced by $340,000 at the end of each three month period beginning with the period ending March 31, 1997. If New Spectradyne exercises this purchase option,

                        (a) EDS will transfer and assign to New Spectradyne all of its right, title and interest in and to said transponder, any rights to related additional transponder power, and any AT&T related warranties;

                        (b) New Spectradyne will assume (and indemnify EDS from) any and all future obligations to AT&T arising thereunder;

                        (c) EDS shall no longer be obligated to provide, and New Spectradyne shall no longer be obligated to purchase from EDS, Network Services or Transponder;

                        (d) the monthly charges under the EDS/New Spectradyne Contracts shall be reduced by $400,000; and

                        (e) New Spectradyne shall remain liable under the Equipment Leases to the extent not transitioned or terminated pursuant to this EDS/Newco Agreement. EDS' sale or assignment of its rights with respect to the transponder shall be without recourse, representation or warranty.

         III. SEPARATE RELEASE. On the Effective Date, EDS, the Ascent Parties, Newco and New Spectradyne shall unconditionally release, discharge, and acquit the other and their respective affiliates, subsidiaries, their past, present and future officers, directors, agents, servants, employees, attorneys, subcontractors, representatives, successors and assigns, of and from any and all claims, obligations, liabilities, causes of action, damages and theories of rights of recovery whatsoever, known or unknown, founded or unfounded, existing or hereafter arising, in law, equity or otherwise, that each may have had, now have, or in the future may have arising from, relating to, or connected with any act, omission, transaction, event or other occurrence taking place up to the


AGREEMENT

Effective Date in any way relating to the Debtors, the Case, or the Plan; provided, however that the foregoing release shall not apply to any rights, obligations or responsibilities under this EDS/Newco Agreement or the EDS/New Spectradyne Contracts.

         IV. TRUE LEASES. The Ascent Parties shall cause Newco and New Spectradyne to acknowledge that, as of the Effective Date, (i) the Equipment Leases, as modified by this EDS/Newco Agreement, are true leases and not intended as sales contracts, and (ii) EDS is the owner of the Leased Equipment. EDS may file such UCC-1 Financing Statements as it determines may be necessary or appropriate.

         V. CONTRACT AMENDMENTS. New Spectradyne and EDS shall enter into appropriate amendments to the EDS/New Spectradyne Contracts to express the agreements contained in this EDS/Newco Agreement (as well as applicable modifications consistent with the EDS/SVN Term Sheet). New Spectradyne and EDS agree to negotiate in good faith further amendments or modifications to the EDS/New Spectradyne Contracts (including a restatement of the EDS/New Spectradyne Contracts into a single document) to reflect the remaining obligations of the parties. Unless inconsistent with the terms of this EDS/Newco Agreement or the EDS/SVN Term Sheet, all remaining terms of the EDS/New Spectradyne Contracts shall remain in full force and effect.

         VI. EDS/SVN TERM SHEET. The Ascent Parties hereby consent to the extension by the Debtors of the EDS/SVN Term Sheet to the Effective Date and timely payment by Debtors of all obligations thereunder.

         VII. CONDITIONS TO CLOSING. This EDS/Newco Agreement shall be conditioned upon:

               A. Extension of the EDS/SVN Term Sheet to the Effective Date and the Debtors' timely payment of all obligations thereunder or payment at closing of all obligations under the EDS/SVN Term Sheet as though extended to the Effective Date;

               B. Debtors' modification of the Plan and proposed Disclosure Statement to contain the Plan Modifications on or before August 12, 1996;

               C. Entry of final order of the Bankruptcy Court on or before October 31, 1996:



AGREEMENT

                   (1) expressly approving, and authorizing New Spectradyne to enter into, perform and consummate the transactions contemplated by, the EDS/New Spectradyne Contracts;

                   (2)   confirming the Plan that contains the Plan
Modifications;

                   (3) expressly approving and authorizing the EDS Release provided for in Section I.D.1.;

                   (4) adjudicating the EDS Release provided for in Section I.D.1 is binding on the Debtors, the Debtors' estates, New Spectradyne, and all parties in interest and effective to release and discharge the EDS Released Parties from the EDS Released Claims;

                   (5) adjudicating that, with respect to the EDS/New Spectradyne Contracts, the Equipment Leases are true leases (and not sales), EDS is the owner of Leased Equipment and EDS Software, and all funds paid by, or for the benefit of, the Debtors to EDS are not subject to avoidance, rescission, cancellation or refund; and

                   (6) providing that vesting of the Debtors' property in New Spectradyne (and New Spectradyne's stock in Newco) shall not affect or impair EDS' ownership of, and rights in, the Leased Equipment. Either party may terminate this EDS/Newco Agreement if the conditions to closing are not timely satisfied.

         VIII. ASCENT PARTIES' REPRESENTATIONS AND WARRANTIES. The Ascent Parties shall cause New Spectradyne and Newco to represent and warrant to EDS that, on the Effective Date, (i) to the best of their information and belief, they have full power and authority to execute the EDS Release provided for in
Section I.D.1. of this EDS/Newco Agreement; and (ii) they have not transferred, assigned or encumbered any EDS Released Claims.

         IX. CLAIMS LITIGATION COOPERATION. The Ascent Parties shall cause Newco and New Spectradyne to reasonably cooperate in producing witnesses and documents in connection with any disputes or litigation concerning EDS' claim(s) against the Debtors or the Debtors' estates.


AGREEMENT

         X. WAIVER. Any of the terms or conditions of this EDS/Newco Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this EDS/Newco Agreement.

         XI. NOTICES, ETC. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid:

If to EDS:

                  Electronic Data System Corporation
                  5400 Legacy Drive
                  Plano, TX 75024
                  Attn:  Art Stewart, Associate General Counsel

with copies to:

                  Hughes & Luce, L.L.P.
                  1717 East Main, Suite 2800
                  Dallas, TX  75201
                  Attn:  William Finkelstein

If to Ascent:

                  Ascent Entertainment Group, Inc.
                  1200 Seventh Street
                  Denver, CO 80202
                  Attn:  Denny Minami

If to OCV:

                  On Command Video Corporation

                  ----------------------------
                  San Jose, CA
                                --------------
                  Attn:
                        ----------------------

with copies to:

                  William J. Perlstein
                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington, D.C. 20037-1420


AGREEMENT

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

         XII. ENTIRE AGREEMENT: AMENDMENT. This EDS/Newco Agreement and the other agreements referred to herein and entered into in connection herewith set forth the entire agreement and understanding of the undersigned parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between the undersigned parties. This EDS/Newco Agreement may be amended or modified only by a written instrument executed by all undersigned parties or by their successors and assigns.

         XIII. GENERAL. This EDS/Newco Agreement: (i) shall be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to the choice of law principles thereof; (ii) shall inure to the benefit of and be binding upon the successors and assigns of the undersigned parties and nothing herein, expressed or implied, being intended to confer upon any other person any rights, obligations or remedies hereunder; provided, that, except as otherwise provided herein, neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party hereto, except that EDS may assign this Agreement to one or more affiliates of EDS; (iii) may be signed via facsimile; and (iv) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement. Any term not defined herein shall have the meaning ascribed to such term in the EDS Contracts.


AGREEMENT

                                      ASCENT ENTERTAINMENT GROUP


                                      By:
                                          --------------------------------------
                                          Title:
                                          Date:


                                      ON COMMAND VIDEO CORPORATION


                                      By:
                                          --------------------------------------
                                          Title:
                                          Date:


                                      ELECTRONIC DATA SYSTEMS
                                      CORPORATION and EDS TECHNICAL
                                      PRODUCTS CORPORATION


                                      By:
                                          --------------------------------------
                                          Title:
                                          Date:



AGREEMENT

                                   EXHIBIT "A"

                                   TERM SHEET
                   AGREEMENT FOR TRANSITION OF FIELD SERVICES,
                   INTERIM PAYMENT OF ADMINISTRATIVE EXPENSES,
                            AND RESERVATION OF RIGHTS


1.       Transition.

         A. SpectraVision, Inc. and its subsidiaries ("SVN") will transition, and relieve Electronic Data Systems Corporation and its subsidiaries (collectively "EDS") from all future liability and responsibility for, Field Services, including the Technical Assistance Center ("TAC"), the Customer Assistance Center ("CAC"), and On-Site Services ("OSS") (collectively, "FS") and Facilities Management Services ("FMS"), on the date that is sixty-six days after entry of an order of the Bankruptcy Court approving this agreement or such other date as the parties may mutually agree (the "Transition Date"). Following Bankruptcy Court approval, EDS shall give notice of its intention to terminate EDS' subcontract with Granada Computer Services (UK) Limited ("Granada"). EDS will not object to a transition of CAC prior to the Transition Date after Bankruptcy Court approval.

         B. EDS and SVN will reasonably cooperate in the transition of FS and FMS (including formulation of a joint transition plan), interviews of EDS employees assigned to FS and FMS, and accounting for SVN's CDVRO, DBVOD and PCFM spare parts in EDS' possession (including the three uninstalled DGC servers). EDS will reasonably cooperate with, and reasonably assist, SVN in seeking Granada's cooperation in the transition of that portion of FS performed by Granada to SVN, interviews of Granada employees assigned to FS, and Granada's accounting for, and delivery of, SVN's spare parts in Granada's possession. Upon transition of FMS, the Base Services Charge will be reduced by $90,000 per month, prorated for any partial months.

         C. Upon SVN's written request to EDS received not less than ten days prior to the Transition Date, EDS will "lease" the full-time EDS employees then assigned to FS and FMS. With respect to each "leased" employee, the term of each such "lease" shall commence on the Transition Date and shall end on the earlier of (i) 90 days after the Transition Date, (ii) termination or resignation of such "leased" employee from EDS, (iii) disability of such "leased" employee,
(iv) transfer or reassignment of such "leased" employee (following at least 30 days prior written notice to SVN), or (v) SVN's determination to discontinue its use of such "leased" employee (following at least 30 days prior written notice to EDS). EDS' SVN account management will not initiate efforts to transfer or reassign any "leased" employee during the term of any such "lease".

         The charges for each "leased" employee shall be:

CAC $5,000 per month, prorated for any partial months, or as otherwise mutually agreed.

TAC $6,300 per month, prorated for any partial months, or as otherwise mutually agreed.

FMS $11,500 per month, prorated for any partial months, or as otherwise mutually agreed.

FS       $81 per hour (M-F 8:00 a.m. - 5:00 p.m.)
         $122 per hour (M-F 5:01 p.m. midnight; Sat 8:00 a.m. midnight) $162 per hour (M-Sat Midnight - 7:59 a.m.; Sunday & Holidays) $162 per hour (Expedite Fee)

         The charge for each FS "leased" employee shall include continued use of any vehicle currently assigned to such "leased" employee or a comparable substitute. FS charges shall be based on: one hour minimum; 1/4 hour increments thereafter; portal to portal billing. EDS shall have no obligation to replace said "leased" employees.

         D. On the Transition Date (or with respect to FMS, on such earlier date as FMS is transitioned) EDS shall be relieved from, and SVN shall hold EDS harmless from, financial responsibility for (and SVN shall no longer be entitled to any credits for) all costs associated with FS and FMS, which were assumed by EDS from SVN. To the extent any agreements or leases associated with FS and FMS, were assigned to EDS, EDS will assign without recourse or warranty same back to SVN.

         E. SVN shall promptly pay, and conditioned upon payment of, the post-petition invoice for DGC training in November, 1995, in the approximate amount of $6,500, for a period of ninety (90) days after the Transition Date, EDS will continue to provide DGC training to employees of SVN in the same scope as provided by EDS to SVN prior to the Transition Date at the rate of $2,000 per session. Training will be in the Dallas area or at such other locations as mutually agreed.

2.       Financial Assistance for Transition.

         A. EDS will defer payment of $900,000 per month for monthly FS charges set forth in Section 4(E) below and PPO charges set forth in Section 4(F) below for a period of two months beginning with the invoices that first become payable after the Effective Date (as defined in Section 10 below), and such deferred FS charges shall be an allowed administrative claim in the amount of $1.8 million. SVN will pay the deferred amount in 12 equal consecutive monthly installments, with the first installment being paid on the earlier of August 1, 1996 or 60 days after the effective date of its plan of reorganization (the "Plan Effective Date"). EDS will not accelerate the timing of the delivery of the FS invoices.

         B. EDS and SVN will enter into a two-year post-petition capital lease with bargain purchase option for the CAC, TAC and FMS equipment now located at SVN's facilities it Richardson, Texas at 12% debt rate and on standard commercial terms based on EDS' then current book value; provided, however, SVN may terminate the CAC, TAC and FMS equipment lease at any time after the end of the first year of the lease upon 60 days written notice. If SVN elects to use the Expert Advisor Software, SVN will pay any required license or transfer fees for its use of the Expert Advisor Software.

         3. Transponder DGC Encoding and DGC Content Services or "Refresh".

         A. If, and only for so long as SVN remains in compliance with the terms of this agreement and its post-petition obligations arising under the Phase 1, Phase 2 and PCFM Agreements, as amended (the "EDS Contracts"), FDS will provide the additional transponder power on a month-to-month basis for $99.000 per month in addition to the existing $208,000 per month charge for the initial power. The total amount of $307,000 per month is payable in advance.

         B. If, and only for so long as SVN remains in compliance with the terms of this agreement and its post-petition obligations arising under the EDS Contracts, EDS will provide (i) NTSC encoding of SVN's DBVOD content on a month to month basis for $35 per finished minute, and (ii) delivery of DBVOD content services or "refresh" of DBVOD, in each case, in the same manner and scope as EDS is currently providing. Nothing herein is intended to prohibit EDS and SVN from entering into an agreement pursuant to which, conditioned upon SVN's agreement to purchase certain minimum amounts of encoding minutes, EDS will provide PAL encoding.

         4. Continuing Post-Petition Payments. In addition to the amounts described in Sections I(C), l(E,), Sections 2 and 3, above, and Section 5, below, SVN will timely pay EDS (or with respect to the PCFM, TPC) all invoices for charges under the EDS Contracts that, since December 1, 1995, leave or will come due. The approximate monthly charges are listed below, and the exact charges will be determined in accordance with the applicable EDS Contract:

         A.   Phase 1 Lease                                                                         $203,348.45

         B.   Phase 2 Lease                                                                         $298,342.03

         C.   PCFM Lease                                                                            $139,473.78

         D.   Base Service Charge Network Services                                                  $526,320.85
              (less $90,000 monthly reduction upon
              transition of FMS)

         E.   Field Services

              (i)      Base Service Charge                                                             $675,942
                                                                                       (reduced to $654,142 for
                                                                                       services performed after
                                                                                               January 1, 1996)
              (ii)     Incremental Charge (service for old                                             $101,884
                       technology; e.g. VCP's)(Items (i) and (ii)
                       above are calculated on a per site formula
                       in Phase 1, Addendum 3, Schedule 9.1)

              (iii)    TAC (Additional Service/Staffing)                                                $55,555
                                                                                        (reduced to $44,444 for
                                                                                       services performed after
                                                                                               January 1, 1996)
              (iv)     Canada TAC (Per Site Calculation)                                                 $9,128
              (v)      Out-of-scope, T & M and freight                                            Est. $100,000

         F.   PPO Charges (December through Transition Date)                               $55,600.00 (approx.)
              (Per Site Calculation)                                                                (reduced to
                                                                                                  approximately
                                                                                           $45,600 for services
                                                                                                performed after
                                                                                               January 1, 1996)

         G.   License Fee (Per Server Calculation)                                                   $15,383.24
         H.   T & M/out-of-scope charges                                                    EDS' standard T & M
                                                                                             rates or as quoted
         1.   Spare Parts                                                               EDS' standard prices or
                                                                                                      as quoted
         J.   Other post-petition services/products requested                               EDS' standard T & M
                                                                                             rates or as quoted

These charges will be timely paid in full, without offset, as allowed administrative expenses, subject only to bona fide disputes as to accuracy of billing and minus (i) the deferrals described in Section 2(A) above, and (ii) the credit(s) described in Section I (B) above and this Section 4. SVN will not apply any disputed credits against these amounts unless agreed to by SVN and EDS or TPC.

5.       Past-Due Post-Petition Balances.

         A. The past-due post-petition balance of $1,117,929.15 for the services described on Exhibit A will be an allowed administrative expense claim in said amount, and will be paid, without offset, in 12 equal consecutive monthly payments beginning June 1, 1996.

         B. The past due post-petition balances for the services and in the amounts described on Exhibit B hereto have been compromised and settled, and will be an allowed administrative claim in the reduced amount of $500,000. SVN will pay this allowed administrative expense claim of $500,000, without offset, in 12 equal consecutive monthly installments, with the first installment being paid on the earlier of August 1, 1996 or 60 days after the Plan Effective Date.

6. Allowed Administrative Claims. All unpaid obligations arising tinder this agreement, including without limitation, lease obligations and deferrals, shall be allowed administrative expense claims under 11 U.S.C. Section 503, shall not be subject to any superpriority administrative claims other than those of Foothill, and shall be a first priority administrative expense claim in the event SVN's Chapter 11 case is converted to a case under Chapter 7.

7. Pending Motions. So long as SVN is in compliance with this agreement, EDS and TPC will continue the hearing date(s) for their motions for allowance and payment of administrative expenses and to set a deadline for assumption or rejection of the EDS Contracts. Without waiving any of its rights under the EDS Contracts, EDS agrees to withdraw its objection to SVN's pending motion for authority to enter into the proposed agreement with Tilt-Rac.

8.       Reservation of Rights.

         A. This agreement is neither an assumption nor rejection of the EDS Contracts.

         B. Except as expressly set forth herein, all parties reserve their respective rights and obligations under the EDS Contracts. By entering into this agreement, neither party is admitting liability to the other. Without limiting the foregoing, the transition of FS and FMS is not (i) an admission of, and shall not be received in, evidence as proof of, failure by EDS (or its subcontractors) to perform under the EDS Contracts, or (ii) a modification of the EDS Contracts. EDS retains the right to assert all claims arising out of FS and FMS, including those arising after the Transition Date and those arising as a result of any rejection of any of the EDS Contracts; and SVN retains the right to assert all claims arising out of FS and FMS up to, but not after, the Transition Date; and subject to the provisions of the applicable EDS Contract, all parties retain any defenses, rights or remedies that may be available to them.

         C. Without waiving any of its rights under the EDS Contracts, EDS will reasonably cooperate. with SVN in its efforts to obtain replacements parts, technical information, and engineering services from third parties; provided, however, that nothing in this Section 8(C) shall be construed to permit SVN to purchase computers from any third party. Nothing in this
Section 8(C) shall be construed to limit or diminish in any way the license rights granted SVN under Sections 11.4 or 11.5 of the Phase 1 Agreement or
Section 4.2 of the Phase 2 Agreement with respect to computers purchased by SVN from EDS or with respect to software used thereon, nor shall any license granted by EDS to any software pursuant to the EDS Contracts extend to the use of any such software on computers purchased from any party other than EDS. As used in this Section 8(C), the term "computer" does not include spare or replacement parts. Except as expressly set forth herein, the warranties on equipment and software, if any, will remain as provided for in the EDS Contracts.

         D. To the extent that SVN's provision of FS or FMS, or the use of equipment or systems not entirely supplied by EDS or TPC adversely affects EDS' or TPC's ability to provide any service or meet any performance standard under the EDS Contracts or to otherwise perform their obligations under the EDS Contracts, EDS and TPC will be relieved of such obligations, and SVN will, nonetheless, pay EDS or TPC for all services performed or products provided by EDS or TPC. To the extent that EDS' performance of any of its remaining obligations under the EDS Contracts is prevented, hindered or delayed by the nonperformance or failure to reasonably cooperate with EDS, by SVN, or any third party on behalf of SVN, EDS will be excused from the performance of those obligations and from any performance standards and performance penalties related to those excused obligations.

         E. Notwithstanding Section 8(B) above, without waiving any of its other rights under, or arising from any rejection or alleged breach of, any of the EDS Contracts, EDS waives any right to seek specific performance of its right to provide FS or FMS after the Transition Date.

         F. With respect to any material and substantial failure by EDS, after the Effective Date (as defined in Section 10 below), to deliver any remaining services or products under the EDS Contracts in the same manner and scope as currently provided to SVN, SVN reserves the right to seek an order of the Bankruptcy Court relieving SVN from its prospective obligations under Section 4 above and the allowance of prospective administrative expense claims under
Section 6 above; and, in such event, (i) SVN, EDS and TPC shall have such rights, remedies and defenses that may be otherwise available to them, and (ii) the obligations of EDS arising under Sections 1(B), 1(C), 1(E), 2(A), 2(B), 3(A), 3(B), and 7 shall expire.

9. Term. nless otherwise mutually agreed, the obligations of EDS and SVN arising under Sections 1(C), 1(E), 2(A), 3, 4 and 7 hereof shall expire on the earlier of. (i) August 31, 1996, (ii) rejection of any or all of the EDS Contracts, (iii) conversion of either or both of the SpectraVision or Spectradyne Chapter 11 cases to Chapter 7 cases, or (iv) the Effective Date.

10. Bankruptcy Court Approval. This agreement shall be effective and is conditioned upon Bankruptcy Court approval and the entry of an Order on or before March 1, 1996 (such date, the "Effective Date") agreeable to EDS and SVN under 11 U.S.C. Sections 363 and 364 and Bankruptcy Rule 9019 (a) authorizing the transactions and payments, (b) granting authority for debtors to obtain post-petition credit and leases, (c) granting EDS and TPC allowed administrative expense claims for any post-petition unpaid obligations, (d) prohibiting superpriority administrative expense claims except for Foothill, liens of equal or senior priority, or 11 U.S.C. Section 506(c) surcharges or liens, (e) approving the release as to future liability after the Transition Date as to FS and FMS, (f) granting EDS the protections under 11 U.S.C. Section 364(e), and (g) providing that EDS' and TPC's rights and priorities may not be modified or abridged by any plan of reorganization unless EDS and TPC shall have consented.

11. Miscellaneous. The parties to this Term Sheet contemplate entering into a definitive settlement agreement and amendments to the EDS Contracts. Unless defined in this Term Sheet, all initial capitalized terms s,all have the meanings ascribed in the EDS Contracts. The automatic stay shall be modified to allow EDS or TPC to file such financing statements as EDS shall determine are necessary or appropriate, and to otherwise effect the transactions provided for herein.

SPECTRAVISION, INC.                         ELECTRONIC DATA SYSTEMS CORPORATION
SPECTRADYNE, INC.                   EDS TECHNICAL PRODUCTS CORPORATION

By: /s/                                   By: /s/
    ----------------------------              ----------------------------------
         Richard M. Gozia                     Gregory A. Granello
         Chief Financial Officer              EDS Division Vice President

Date:  January 17, 1996                       Date:  January 17, 1996

                          POST PETITION BALANCE SHEETS

               EXHIBIT B                    INVOICE          INVOICE        INVOICE            AMOUNT      AMOUNT         DATE
               ---------                     NUMBER            DATE          AMOUNT             PAID         DUE           DUE

             FIELD SERVICE

JUNE (23 DAYS)                          F4047104/F4048104     8/16/95       770,954.67       751,969.00    18,985.67     9/16/95
JULY                                    F4047103/F4048103     8/16/95     1,004,765.60       975,118.89    29,646.71     9/16/95
AUGUST                                  F4047132/F4047133     9/14/95     1,004,786.12       963,679.85    41,106.27    10/14/95
SEPTEMBER                               F4047149/F4047150    10/10/95       977,091.88       930,079.92    47,011.96    11/10/95
OCTOBER                                 F4047187/F4048187    11/20/95       943,517.69       914,116.50    29,401.19    12/20/95
TOTAL FIELD SERVICE                                                       4,701,115.96     4,534,964.16   166,151.80

NEW NETWORK OCTOBER                     F4047168              11/1/95        14,518.00         3,746.58    10,771.42     12/1/95
            GRANADA FREIGHT
FREIGHT (POST FILING)                   F4047099*              8/4/95         4,968.29         3,671.04     1,297.25      9/4/95
FREIGHT                                 F4047127*             9/13/95         6,946.73            63.40     6,883.33    10/13/95
FREIGHT                                 F4047220              12/4/95         2,395.68         2,395.68         0.00      1/5/95
TOTAL GRANADA FREIGHT                                                        14,310.70         6,130.12         0.00
              T&M CHARGES

T&M                                     F4047148             10/10/95        98,846.99             0.00    98,846.99    11/10/95
T&M CORRECTION O/T                      F40471558            10/19/95         2,810.35         2,473.68       336.67    11/19/95
T&M CORRECTION O/T                      F4047165             10/27/95         3,280.98             0.00     3,280.98    11/27/95
T&M DGC                                 F4047186             11/17/95        39,762.02             0.00    39,762.02    12/17/95
T&M MEMOREX TELEX                       F4047202             11/29/95         4,253.24             0.00     4,253.24      1/5/96
TOTAL T&M                                                                   148,953.58         2,473.68   146,143.23
                  CAC

PPO REGIONAL STRUCTURE                  F4047201**           11/29/95       387,225.41             0.00   387,225.41    12/29/95
TOTAL CAC                                                                   387,225.41             0.00   387,225.41
             OUT OF SCOPE
11/27/95 12/3/95                        F4047240             12/18/95        13,645.18             0.00    13,645.18    12/22/95
11/20/95 11/26/95                       F4047248             12/21/95        10,380.34             0.00    10,380.34    12/21/95
12/04/95 12/07/95                       F4047249             12/21/95         9,988.29             0.00     9,988.29    12/27/95
12/08/95 12/14/95                       F4047250             12/21/95        13,512.59             0.00    13,512.59    12/27/95
06/05/95 06/11/95 TAX COR               F4047191*            11/22/95           485.64           160.67       324.97    12/22/95
TOTAL OUT OF SCOPE                                                           48,012.04           160.67    47,526.40
         EXHIBIT B TOTAL                                                                                  757,818.26


*AMOUNT DUE IS PRE PETITION AND NOT INCLUDED IN TOTALS.

**INVOICE REDUCED BY $5,226.31 DUE TO ERR IN SITE FILE.

                          POST PETITION BALANCE SHEETS

            EXHIBIT A           INVOICE         INVOICE      INVOICE       AMOUNT         AMOUNT        DATE
                                 NUMBER           DATE        AMOUNT        PAID           DUE          DUE
            PHASE II

ENCODING SEPTEMBER             F4047162         10/26/95     54,565.00         0.00      54,565.00   11/26/95
ENCODING OCTOBER               F4047172          11/1/95     65,870.00         0.00      65,870.00    12/1/95
LICENSE FEE SEPTEMBER          F4047161         10/23/95     15,383.24         0.00      15,383.24   11/23/95
LICENSE FEE OCTOBER            F4047169          11/1/95     15,389.16         0.00      15,389.16    12/1/95
LICENSE FEE NOVEMBER           F4047208***       12/1/95     15,524.48    15,389.16         135.32     1/4/96
LICENCE FEE COR                F4047205****     11/29/95        947.19         0.00         947.19     1/5/95
LEASE OCTOBER                  F4047144          10/4/95    298,336.32         0.00     298,336.32   11/14/95
LEASE NOVEMBER                 F4047183         11/17/95    298,342.03         0.00     298,342.03    12/1/95
TOTAL PHASE II                                              764,357.42    15,389.16     748,678.78

NEW NETWORK NOVEMBER           F4047211          12/1/95      1,708.00         0.00       1,708.00     1/4/96
           SPARE PARTS
DGC SPARE PARTS                F4047201         12/14/95    367,542.40         0.00     367,542.40   12/20/95
TOTAL SPARE PARTS                                           367,542.40         0.00     367,542.40
         EXHIBIT A TOTAL                                                              1,117,929.15

*** AMOUNT DUE WAS BILLED IN F4047205 NOT INCLUDED IN TOTAL.

****$154.16 IS PRE PETITION AND NOT INCLUDED IN TOTALS AND WILL NOT BE PAID.

                                   EXHIBIT "B"

                              Purchase Price          Purchase Price Option         Purchase Price Option        Monthly
                                Equivalent        Cap at Early Termination Date    Cap at Termination Date    Lease Credit
                                ----------        -----------------------------    -----------------------    ------------
Phase 1 Configuration              $10,927                   $2,185.40                   $1,092.70                 $212
         (excluding PC)

Phase 2 Configuration              $78,377                      x .20=                      x .10=               $1,464
                                                            $15,675.40                   $7,837.70
Phase 2-72 Hard Drive             $146,093                      x .20=                      x .10=               $2,530
Configuration                                               $29,218.60                  $14,609.30

PCFM                        (est)  $10,000                      x .10=                      x .05=                  $68
                                                             $1,000.00                     $500.00